Exhibit B-51

                       AMENDED AND RESTATED

                     ARTICLES OF INCORPORATION

                                OF

                   PREMIER SERVICE SYSTEMS, INC.


                                1.

     The name of the Corporation is Premier Service Systems, Inc.

                                2.

     The text of the Amended and Restated Articles of Incorporation of the Corporation is as follows:

     Article 1.     Name. The name of the Corporation is Premier
Service Systems, Inc.

     Article 2. State of Organization. The Corporation is organized pursuant to the provisions of the Georgia Business
Corporation Code (the "Code").

     Article 3. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is not more than 10,000 shares of capital stock, all of which shall be designated "Common Stock." The shares of Common Stock shall have unlimited voting rights and shall be entitled to receive all of the net assets of the Corporation upon liquidation or dissolution.

     Article 4.     Principal Office. The principal office of the
Corporation shall be located at The Denmead Building at Marietta
Station, 123 Church Street, Suite 210, Marietta, Georgia 30060.

     Article 5. Director's Liability. No director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring on or subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by
Section 14-2-832 of the Code; or (d) any transaction from which the director received an improper personal benefit.

     Article 6. Indemnification. Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or of such other enterprises. Notwithstanding anything contained herein to the contrary, this Article is intended to provide indemnification to each director and officer of the Corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto).

     Article 7. Action by Shareholders Without a Meeting. Any action required or permitted by statute or by the Articles of Incorporation or Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted.

                                3.

     The Amended and Restated Articles of Incorporation of the
Corporation contain amendments to the Articles of Incorporation of the Corporation requiring Shareholder approval.

                                4.

     The Amended and Restated Articles of Incorporation of the Corporation were adopted and duly approved by the Board of Directors and the Shareholders of the Corporation, in accordance with the provisions of O.C.G.A. Section 14-2-1003, on April 10, 1997.

     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 23 day of April, 1997.

                    /s/Robert S. Davis
                    Robert S. Davis, President
                    Premier Service Systems, Inc.